UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

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NU HORIZONS ELECTRONICS CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NU HORIZONS ELECTRONICS CORP.
70 Maxess Road
Melville, New York 11747

July 11, 2008

To our Stockholders:

On or about June 25, 2008, Nu Horizons Electronics Corp. (the “Company”) first began mailing to you a proxy statement dated June 25, 2008 regarding its annual meeting of stockholders. At the annual meeting, stockholders will vote on

(1)	The election of two directors to serve for a term of three years, until the 2011 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;
(2)	An amendment to the 2002 Key Employee Stock Incentive Plan;
(3)	An amendment to the 2002 Outside Directors’ Stock Option Plan;
(4)	Ratification of the appointment of Ernst & Young LLP as auditors of Nu Horizons for fiscal 2009; and
(5)	Any other matters that properly come before the meeting.

It has come to the Company’s attention that the Annual Report mailed to you on or about June 25, 2008 did not include the stock performance graph. Consequently, we have enclosed a copy of the stock performance graph with this letter.

YOUR VOTE IS VERY IMPORTANT. Please sign, date and return the proxy card previously sent to you as soon as possible so your shares may be voted as you direct.

By Order of the Board of Directors,

Richard S. Schuster
Secretary

Performance Graph

The following graph compares the performance of the Company’s common stock for the periods indicated with the performance of the NASDAQ Composite Index and the average performance of a group consisting of the Company’s peer companies. The Peer Group includes Arrow Electronics, Inc., Avnet, Inc., Agilysys, Inc., All American Semiconductor, Inc., Bell Microproducts, Inc., and Jaco Electronics, Inc. The graph assumes $100 invested on February 28, 2003 in the Company, the NASDAQ Composite Index, and the Peer Group. Total return indices reflect reinvestment dividends and are weighted on the basis of market capitalization at the time of each reported data point.

	2/03	2/04	2/05	2/06	2/07	2/08
Nu Horizons Electronics Corp.	100.00	178.29	129.31	161.97	183.30	110.20
NASDAQ Composite	100.00	153.46	156.50	175.47	188.48	177.40
Peer Group	100.00	192.93	190.45	232.60	296.09	255.40